EXHIBIT 4.14

AMENDED AND RESTATED
CONTINUING GUARANTY

This CONTINUING GUARANTY (this “Guaranty”), dated as of March 9, 2012, is executed by COLONIAL AUTO FINANCE, INC., an Arkansas corporation (“Guarantor”), in favor of BANK OF AMERICA, N.A., in its capacity as agent for Lenders (as hereinafter defined) (in such capacity, “Agent”), in light of the following facts:

R E C I T A L S:

WHEREAS, pursuant to that certain Amended and Restated Loan and Security Agreement dated as of even date herewith (including all annexes, exhibits and schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Loan Agreement”), by and among Guarantor, America’s Car-Mart, Inc., a Texas corporation (“Parent”), America’s Car Mart, Inc., an Arkansas corporation (“ACM”), Texas Car-Mart, Inc., a Texas corporation (“TCM”; each of Colonial, ACM and TCM, a “Borrower”, and collectively, the “Borrowers”), the financial institutions from time to time party thereto as lenders (collectively, “Lenders”), Agent, as agent for the Lenders, Agent and Lenders have agreed to provide certain financial accommodations to Borrowers;

WHEREAS, in order to induce Agent and Lenders to enter into the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement) and to provide certain financial accommodations to Borrowers as provided for in the Loan Agreement, Guarantor has agreed to guaranty the ACM-TCM Obligations (as defined in the Loan Agreement);

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

1. Defined Terms.  All capitalized terms used which are not defined herein have the meanings given to them in the Loan Agreement

2. Guaranty.  Guarantor hereby jointly, severally, absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the Borrowers to the Agent or any Lender arising under the Loan Agreement and any instruments, agreements or Loan Documents of any kind or nature now or hereafter executed in connection with the Loan Agreement (including the ACM-TCM Obligations and all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Agent or any Lender in connection with the collection or enforcement of any of the foregoing), whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services, the cost of searching records, obtaining title reports (including  foreclosure reports), surveyors’ reports, and appraisal fees and title insurance), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any case or proceeding commenced by or against any other Guarantor or any Borrower under any state, federal or foreign law for, or any agreement of such other Guarantor or Borrower to, (a) the entry of an order for relief under the Bankruptcy Code (Title 11, United States Code), or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such other Guarantor or Borrower or any part of its properties; or (c) an assignment or trust mortgage for the benefit of creditors (collectively, “Insolvency Proceeding”), and including interest that accrues after the commencement by or against Any Borrower of any proceeding under any Insolvency Proceeding (collectively, the “Guaranteed Obligations”).  The Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations.  As to Guarantor, this Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations against any Borrower or any other Guarantor or other obligor, or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense of Any Borrower or any other Guarantor or other obligor, to the obligations of the Guarantor under this Guaranty, and Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.  Anything contained herein to the contrary notwithstanding, the obligations of Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code r any comparable provisions of any similar federal or state law.

3. No Setoff or Deductions; Taxes; Payments.  Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein.  If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of the Agent or any Lender) is imposed upon Guarantor with respect to any amount payable by it hereunder, Guarantor will pay to the Agent, or any Lender, on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable the Agent and Lenders to receive the same net amount which the Agent and Lenders would have received on such due date had no such obligation been imposed upon Guarantor.  Guarantor will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Guarantor hereunder.  The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

4. Rights of Lender.  Guarantor consents and agrees that the Agent and Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Agent or Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.  Without limiting the generality of the foregoing, Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of Guarantor.

5. Certain Waivers.  Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Agent or any Lender) of the liability of any Borrower; (b) any defense based on any claim that Guarantor’s obligations exceed or are more burdensome than those of any Borrowers; (c) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder; (d) any right to require the Agent or any Lender to proceed against any Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the Agent’s or any Lender’s power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by Agent or any Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.  Guarantor waives any rights and defenses that are or may become available to Guarantor by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code.

6. Obligations Independent.  The obligations of Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against Guarantor to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.

7. Subrogation.  No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and any commitments of the Agent and Lenders or facilities provided by Agent or Lenders with respect to the Guaranteed Obligations are terminated.  If any amounts are paid to Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Agent and Lenders and shall forthwith be paid to the Agent to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

8. Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and any commitments of the Agent and Lenders or facilities provided by the Agent or Lenders with respect to the Guaranteed Obligations are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or Guarantor is made, or the Agent or any Lender exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency Proceeding or otherwise, all as if such payment had not been made or such setoff had not occurred and whether the Agent or any Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of Guarantor under this paragraph shall survive termination of this Guaranty.

9. Subordination.  Guarantor hereby subordinates the payment of all obligations and indebtedness of any Borrower owing to Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to Guarantor as subrogee of the Agent or any Lender or resulting from Guarantor’s performance under this Guaranty, to the indefeasible satisfaction of all Guaranteed Obligations, and the termination of any commitments by Lenders under the Loan Agreement.  If the Agent or any Lender so requests, any such obligation or indebtedness of any Borrower to Guarantor shall be enforced and performance received by Guarantor as trustee for the Agent and Lenders and the proceeds thereof shall be paid over to the Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of Guarantor under this Guaranty.  Notwithstanding the foregoing, a Guarantor may demand and accept repayments of indebtedness of Borrowers owing to Guarantor as such repayment is expressly permitted under the Loan Agreement.

10. Stay of Acceleration.  In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against Guarantor or any Borrower under any Insolvency Proceeding, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Agent.

11. Expenses.  Guarantor shall pay on demand all out-of-pocket expenses in any way relating to the enforcement or protection of Agent or any Lender’s rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of Agent or any Lenders in any Insolvency Proceeding.  The obligations of Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

12. Miscellaneous.  No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Agent and Guarantor.  No failure by the Agent or any Lender to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity.  The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.  Unless otherwise agreed by the Agent and the Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by Guarantor for the benefit of the Agent or any Lender or any term or provision thereof.

13. Condition of Borrowers.  Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrowers and any other guarantor such information concerning the financial condition, business and operations of Borrowers and any such other guarantor as the Guarantor requires, and that the Agent and Lenders have no duty, and Guarantor is not relying on the Agent or any Lender at any time, to disclose to Guarantor any information relating to the business, operations or financial condition of Borrowers or any other guarantor (the guarantor waiving any duty on the part of the Lender to disclose such information and any defense relating to the failure to provide the same).

14. Setoff.  If and to the extent any payment is not made when due hereunder, the Agent and any Lender may setoff and charge from time to time any amount so due against any or all of Guarantor’s accounts or deposits with the Agent or any Lender.

15. Representations and Warranties.  Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect.

16. Indemnification and Survival.  Without limitation on any other obligations of the Guarantor or remedies of the Agent or any Lender under this Guaranty, Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Agent and each Lender from and against, and shall pay on demand, any and all damages, losses, liabilities and expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) that may be suffered or incurred by the Agent or any Lender in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Borrower enforceable against such Borrower in accordance with their terms.

The obligations of Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

17. GOVERNING LAW.  THIS GUARANTY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

(a) Consent to Forum; Arbitration.

(i) Forum.  GUARANTOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER LOS ANGELES COUNTY, CALIFORNIA, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO THIS GUARANTY, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  GUARANTOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  Service of process by the Agent in connection with an action or proceeding regarding this Guaranty shall be binding on Guarantor if sent to the Guarantor by registered or certified mail at its address specified below or such other address as from time to time notified by the Guarantor.  Nothing herein shall limit the right of Agent or any Lender to bring proceedings against Guarantor in any other court, nor limit the right of any party to serve process in any other manner permitted by applicable law.  Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

(ii) Arbitration.  Notwithstanding any other provision of this Guaranty to the contrary, any controversy or claim among the parties relating in any way to any Guaranteed Obligations or this Guaranty, including any alleged tort, shall at the request of any party hereto be determined by binding arbitration conducted in accordance with the United States Arbitration Act (Title 9 U.S. Code).  Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association (“AAA”), and the terms of this Section.  In the event of any inconsistency, the terms of this Section shall control.  If AAA is unwilling or unable to serve as the provider of arbitration or to enforce any provision of this Section, Agent may designate another arbitration organization with similar procedures to serve as the provider of arbitration.  The arbitration proceedings shall be conducted in Los Angeles or Pasadena, California.  The arbitration hearing shall commence within 90 days of the arbitration demand and close within 90 days thereafter.  The arbitration award must be issued within 30 days after close of the hearing (subject to extension by the arbitrator for up to 60 days upon a showing of good cause), and shall include a concise written statement of reasons for the award.  The arbitrator shall give effect to applicable statutes of limitation in determining any controversy or claim, and for these purposes, service on AAA under applicable AAA rules of a notice of claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this Section or whether a controversy or claim is arbitrable shall be determined by the arbitrator.  The arbitrator shall have the power to award legal fees to the extent provided by this Agreement.  Judgment upon an arbitration award may be entered in any court having jurisdiction.  The arbitrator shall not have the power to commit errors of law or legal reasoning, and any award may be reviewed and vacated or corrected on appeal to a court of competent jurisdiction for any such error.  The institution and maintenance of an action for judicial relief or pursuant to a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.  No controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim relates to an obligation secured by real estate, but if all parties do not consent to submission of such a controversy or claim to arbitration, it shall be determined as provided in the next sentence.  At the request of any party, a controversy or claim that is not submitted to arbitration as provided above shall be determined by judicial reference; and if such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA sponsored proceedings and the presiding referee of the panel (or the referee if there is a single referee) shall be an active attorney or retired judge; and judgment upon the award rendered by such referee or referees shall be entered in the court in which proceeding was commenced.  None of the foregoing provisions of this Section shall limit the right of Agent or Lenders to exercise self-help remedies, such as setoff, foreclosure or sale of any collateral or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during any arbitration proceeding.  The exercise of a remedy does not waive the right of any party to resort to arbitration or reference.  At Agent’s option, foreclosure against any real property security may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

18. Assignment.  This Guaranty shall (a) bind Guarantor and its successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of the Agent (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Agent, each Lender and their successors and assigns and any Lender may, without notice to the Guarantor and without affecting the Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part.  Guarantor agrees that the Agent and Lenders may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in the Agent or any Lender’s possession concerning Guarantor, this Guaranty and any security for this Guaranty.

19. Notices and Communications.

(a) Notice Address.  All notices and other communications by or to a party hereto shall be in writing and shall be given to any party, at such party’s address shown on the signature pages hereof.  Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged.  Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.

(b) Electronic Communications; Voice Mail.  Electronic and voice mail may not be used as effective notice under this Guaranty.

(c) Non-Conforming Communications.  Agent and Lenders may rely upon any notices purportedly given by or on behalf of Guarantor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.  Guarantor shall indemnify and hold harmless each of Agent, each Lender and their respective officers, directors, employees, affiliates, agents and attorneys from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Guarantor.

20. Additional Guarantor Waivers and Agreements.

(a) Guarantor understands and acknowledges that if the Agent forecloses judicially or nonjudicially against any real property security for the Guaranteed Obligations, that foreclosure could impair or destroy any ability that Guarantor may have to seek reimbursement, contribution, or indemnification from Borrowers or others based on any right Guarantor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by Guarantor under this Guaranty.  Guarantor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of Guarantor’s rights, if any, may entitle Guarantor to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky,  265 Cal. App. 2d 40 (1968).  By executing this Guaranty, Guarantor freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that Guarantor will be fully liable under this Guaranty even though the Agent may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Guaranteed Obligations; (ii) agrees that Guarantor will not assert that defense in any action or proceeding which the Agent may commence to enforce this Guaranty; (iii) acknowledges and agrees the rights and defenses waived by Guarantor in this Guaranty include any right or defense that Guarantor may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Agent and Lenders are relying on this waiver in creating the Guaranteed Obligations, and that this waiver is a material part of the consideration which the Agent and Lenders are receiving for creating the Guaranteed Obligations.

(b) Guarantor waives all rights and defenses that Guarantor may have because of any of the Guaranteed Obligations is secured by real property.  This means, among other things:  (i) the Agent may collect from the Guarantor without first foreclosing on any real or personal property collateral pledged by Borrowers; and (ii) if the Agent forecloses on any real property collateral pledged by Borrowers: (A) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Agent may collect from the Guarantor even if the Agent, by foreclosing on the real property collateral, has destroyed any right the

Guarantor may have to collect from Borrowers.  This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because any of the Guaranteed Obligations is secured by real property.  These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(c) Guarantor waives any right or defense it may have at law or equity, including California Code of Civil Procedure Section 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

21. Obligations Secured.  The obligations of Guarantor hereunder are secured by that certain Security Agreement entered into by Guarantor and Agent as of even date herewith, as may be amended, restated or otherwise modified from time to time.

22. Amendment and Restatement.  This Guaranty constitutes an amendment and restatement of that certain Continuing Guaranty dated as of November 4, 2010 by Guarantors in favor of Bank of Arkansas, N.A. (“Existing Guaranty”).  The execution and delivery of this Guaranty are not intended by the parties to be, and shall not constitute, a novation or an accord and satisfaction of the obligations owing under the Existing Guaranty.

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COLONIAL AUTO FINANCE, INC.,
an Arkansas corporation

By:           /s/ Jeffrey A. Williams
Name:           Jeffrey A. Williams
Title:           Secretary
Address:
802 SE Plaza Ave, Suite 200
Bentonville, AR 72712

Amended and Restated Continuing Guaranty (Colonial)